Exhibit 2.1.1
[HARRIS LETTERHEAD]
January 26, 2007
Stratex Networks, Inc.
120 Rose Orchard Way
San Jose, California 95134
     Attn: Juan Otero
Dear Mr. Otero:
     Reference is made to the Amended and Restated Formation, Contribution and Merger Agreement, dated as of December 18, 2006 (the “Formation Agreement”), among Harris Corporation, a Delaware corporation (“Harris”), Stratex Networks, Inc., a Delaware corporation (“Stratex”), Harris Stratex Networks, Inc., a Delaware corporation (“Harris Stratex”), and Stratex Merger Corp., a Delaware corporation and wholly owned subsidiary of Harris Stratex. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Formation Agreement. This letter agreement sets forth certain modifications to the Formation Agreement that the parties believe are advisable in effecting the intent of the parties thereto.
     Accordingly, the parties hereto hereby agree as follows:
1.	The lease between Harris Communications (Shenzhen) Ltd., as tenant, and Ji Jianfeng, as landlord, for the premises at Room E, 25/F Block A, Youth Plaza, Qingnian Rd., Wuhan, PRC shall be deemed deleted from (a) Attachment B-1 to Schedule B to the Formation Agreement entitled “Contributed Leases”; (b) Schedule A to the Formation Agreement entitled “Consent Certificates Relating to Contributed Leases”; and (c) Attachment 7.2(q)(ii) to Section 7.2(q) of the Harris Disclosure Letter.

2.	The reference to “Schedule 7.2(m)(i)(B)” in the first sentence of Schedule K to the Formation Agreement entitled “Excluded Intellectual Property” shall be deemed deleted and replaced in its entirety with “Attachment 7.2(m)(i)(B)-3 to Section 7.2(m) of the Harris Disclosure Letter”.

3.	Section 7.2(b) of the Harris Disclosure Letter is hereby deleted and replaced in its entirety with Section 7.2(b) of the Harris Disclosure Letter attached hereto.

4.	Section 7.2(m) of the Harris Disclosure Letter is hereby deleted and replaced in its entirety with Section 7.2(m) of the Harris Disclosure Letter attached hereto.

5.	Notwithstanding any provision of the Formation Agreement or any Ancillary Agreement, (a) Harris hereby Transfers to Harris Stratex the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of effecting the Transfer of the Contributed Assets identified below; (b) Harris shall hold in trust for and pay to Harris Stratex as promptly as practicable upon receipt thereof, all income received by Harris or any of its Subsidiaries in connection with its use of such Contributed Assets (net of any Taxes); (c) Harris Stratex shall pay to Harris, promptly upon receipt of any invoice from Harris, all Losses incurred by Harris or any of its Subsidiaries in connection with such use; and (d) Harris and Harris Stratex shall cooperate with each other and use their commercially reasonable efforts to effect the Transfer of such Contributed Assets from Harris to Harris Stratex. Harris shall not be in breach of the Formation Agreement for failure to Transfer the Properties or entites described below so long as it has and continues to comply with this paragraph 5.
•	All of the right, title and interest of Harris and its Retained Subsidiaries in and to (i) all Properties of such entity or division as of the time such Transfer is effected which are Related to the MCD Business other than the Excluded Assets or (ii) if applicable, the equity interests of such entity, as may be reasonably determined by Harris and Harris Stratex taking into consideration the terms of the Formation Agreement:
•	Harris Communication Argentina S.A.

•	Harris Do Brasil Ltda

•	New Shenzhen Owner (as defined in Schedule O)

•	Harris Communications (Shenzen) Ltd.

•	Harris Communications France SAS

•	Harris S.A. de CV

•	Harris Asia Pacific Sdn. Bhd. (but only with respect to Contributed Assets in Malaysia) and MB (as defined in Schedule O)

•	Thailand branch of Harris Asia Pacific Sdn. Bhd.
6.	Immediately following the Closing, to the extent any Contributed Subsidiary Transferred to Harris Stratex in connection with the Contribution Transaction retains any Properties that are not Related to the MCD Business, (a) Harris Stratex, on behalf of itself and any Contributed Subsidiary, agrees to Transfer to Harris the economic (taking into account Tax costs and benefits) and operational equivalent of effecting the Transfer of such Properties which are not Related to the MCD Business; (b) Harris Stratex, on behalf of itself and any Contributed Subsidiary, shall hold in trust for and pay to Harris promptly upon receipt thereof, all income received by Harris Stratex or any of its Subsidiaries in connection with its use of such Properties (net of any Taxes); (c) Harris shall pay to Harris Stratex, promptly upon receipt of any invoice from Harris Stratex, all Losses incurred by Stratex or any of its Subsidiaries in connection with such use; and (d) Harris and Harris Stratex shall cooperate with each other and use their commercially reasonable efforts to effect the Transfer of such Properties from Harris Stratex or any of its Contributed Subsidiaries to Harris.
7.	Schedule O to the Formation Agreement entitled “Harris Internal Restructuring” is hereby deleted and replaced in its entirety with Schedule O attached hereto.
     THIS LETTER AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
     If any provision of this letter agreement or the application of such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision thereof.
     Except as expressly provided herein, nothing herein shall constitute a waiver of any rights under the Formation Agreement, and, as modified hereby, the Formation Agreement shall remain in full force and effect. In case of any conflict between this Agreement and the Formation Agreement (other than with respect to items 1-4 enumerated above), the Formation Agreement shall govern.

Sincerely, HARRIS CORPORATION
By:	/s/ R. Kent Buchanan
	Name:	R. Kent Buchanan
	Title:	Vice President, Corporate Technology and Development

ACCEPTED AND AGREED TO: STRATEX NETWORKS, INC.
By:	/s/ Carl A. Thomsen
	Name:	Carl A. Thomsen
	Title:	Senior Vice President and Chief Financial Officer

HARRIS STRATEX NETWORKS, INC.
By:	/s/ Guy M. Campbell
	Name:	Guy M. Campbell
	Title:	Chief Executive Officer and President

STRATEX MERGER CORP.
By:	/s/ Sarah A. Dudash
	Name:	Sarah A. Dudash
	Title:	Chief Financial Officer

Section 7.2(b) of the Harris Disclosure Letter
Subsidiaries
[omitted]

Section 7.2(m) of the Harris Disclosure Letter
Intellectual Property
[omitted]

Schedule O — Harris Internal Restructuring
[omitted]